As filed with the Securities and Exchange Commission on July 13, 2016

Registration No. 333-209650

Registration No. 333-202210

Registration No. 333-194336

Registration No. 333-191663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LDR HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3933262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

Telephone: (574) 267-6131

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

LDR Holding Corporation 2013 Equity Incentive Plan

LDR Holding Corporation Amended and Restated 2013 Employee Stock Purchase Plan

LDR Spine USA, Inc. 2004 Stock Option/Stock Issuance Plan

LDR Holding Corporation 2007 Stock Option/Stock Issuance Plan

LDR Holding Corporation Non-Plan Stock Option Agreement

LDR Holding Corporation 2013 Employee Stock Purchase Plan

(Full Title of the Plan)

Chad F. Phipps

Senior Vice President and Secretary

LDR Holding Corporation

345 East Main Street

Warsaw, Indiana 46580

Telephone: (574) 267-6131

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Morton A. Pierce, Esq.

Chang-Do Gong, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of LDR Holding Corporation (the “Company”):

•	Registration No. 333-209650, which was filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2016, covering the registration of (1) 1,165,927 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable under the LDR Holding Corporation 2013 Equity Incentive Plan (as amended, the “2013 Plan”) and (2) 291,481 shares of Common Stock issuable under the LDR Holding Corporation Amended and Restated 2013 Employee Stock Purchase Plan (the “2013 ESPP”).

•	Registration No. 333-202210, which was filed with the SEC on February 20, 2015, covering the registration of (1) 1,058,286 shares of Common Stock issuable under the 2013 Plan and (2) 264,571 shares of Common Stock issuable under the 2013 ESPP.

•	Registration No. 333-194336, which was filed with the SEC on March 5, 2014, covering the registration of (1) 963,066 shares of Common Stock issuable under the 2013 Plan, (2) 171,848 shares of Common Stock subject to outstanding options awards under the 2013 Plan, which option awards were granted immediately prior to the effectiveness of the Company’s Registration Statement on Form S-1, and which shares were not included in the Company’s Registration Statement on Form S-8 filed on October 10, 2013 (Registration No. 333-191663) (the “Prior Registration Statement”), (3) 240,766 shares of Common Stock issuable under the 2013 ESPP and (4) 31,793 shares of Common Stock available for issuance under the 2013 Plan, which shares were not included in the Prior Registration Statement.

•	Registration No. 333-191663, which was filed with the SEC on October 10, 2013, covering the registration of (1) 53,311 shares of Common Stock subject to outstanding option awards under the LDR Spine USA, Inc. 2004 Stock Option/Stock Issuance Plan, (2) 800,042 shares of Common Stock subject to outstanding option awards under the LDR Holding Corporation 2007 Stock Option/Stock Issuance Plan, (3) 848,165 shares of Common Stock issuable under the 2013 Plan, (4) 111,111 shares of Common Stock issuable under the LDR Holding Corporation 2013 Employee Stock Purchase Plan and (5) 19,531 shares of Common Stock issuable under the LDR Holding Corporation Non-Plan Option Agreement.

On July 13, 2016, pursuant to an Agreement and Plan of Merger, dated as of June 6, 2016, by and among Zimmer Biomet Holdings, Inc., a Delaware corporation (“Zimmer Biomet”), LH Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Zimmer Biomet (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Zimmer Biomet.

As a result of the Merger, any offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana on the 13th day of July, 2016.

LDR HOLDING CORPORATION

By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: Senior Vice President and Secretary

Signature	Title	Date

/s/ Adam R. Johnson Adam R. Johnson	Group President (Principal Executive Officer)	July 13, 2016

/s/ Daniel P. Florin Daniel P. Florin	Senior Vice President and Director (Principal Financial Officer)	July 13, 2016

/s/ Tony W. Collins Tony W. Collins	Vice President and Controller (Principal Accounting Officer)	July 13, 2016

/s/ Chad F. Phipps Chad F. Phipps	Director	July 13, 2016

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